EX-99.77J REVALUATION

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended July 31, 2015, the O'Shaughnessy Funds made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed
Accumulated Net

Net Investment
Realized

Income
Gain/(Loss)
Paid-in Capital
All Cap Core Fund

     $(422,632)
      $(4,729,703)
     $5,152,335
Enhanced Dividend Fund

           (7,318)
           (683,319)
          690,637
Small/Mid Cap Growth Fund

         (30,224)
           (684,530)
          714,754

The reclassifications have no effect on net assets or net asset value per share.